Exhibit 99.1

JE Cleantech Holdings Limited

Cricket Square, Hutchins Drive

P.O. Box 2681, Grand Cayman KY1-1111 Cayman Islands

SENDER’S REF	RECIPIENT’S REF	DATE	PAGE
HCH/JYI/340432/1	-	28 March 2022	1/3

Dear Sirs

PROJECT VLTN – LEGAL OPINION
INITIAL PUBLIC OFFERING OF ORDINARY SHARES BY JE CLEANTECH HOLDINGS LIMITED AND PROPOSED LISTING ON THE NASDAQ CAPITAL MARKET

1.	Introduction

We have been requested by JE Cleantech Holdings Limited (the “Issuer”) to issue this legal opinion in respect of our legal due diligence exercise conducted on the Singapore Companies (as defined in Schedule 1) for the registration of its ordinary shares under the United States Securities Act of 1933, as amended, with the U.S. Securities and Exchange Commission (the “Offering”).

2.	Documents

2.1.	In rendering this letter, we have examined the following documents but only to the extent necessary for the purposes of rendering this letter

(a)	a copy of the Registration Statement dated 10 March 2022 (“Registration Statement”) and a copy of the Prospectus included therein; and

(b)	such other documents as we have considered necessary or desirable to examine in order that we may render this letter.

(collectively, the “Reviewed Documents”).

2.2.	Other than the Reviewed Documents which we have reviewed for the purpose of this letter, we have not reviewed any other document or carried out any other enquiries or investigation for the purposes of giving this letter. Our opinion herein is accordingly subject to there not being anything contained in any document not reviewed by us or any information not disclosed to us that may, if so reviewed by or disclosed to us, require us to vary or amend this letter or make any further inquiry or investigation which would, in our judgement, be necessary or appropriate, for the purposes of expressing the opinions set forth.

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3.	Scope

This letter relates only to the laws of general application in Singapore as at the date hereof and as currently applied by the Singapore courts, and is given on the basis that it will be governed by and construed in accordance with Singapore Laws. We have made no investigation of, and do not express or imply any views on, the laws of any country other than Singapore. In respect of the Reviewed Documents, we have assumed due compliance with all matters concerning the laws of all other relevant jurisdictions (other than Singapore). In particular:-

(a)	we express no opinion (i) on public international law or on the rules of or promulgated under any treaty or by any treaty organisation, or on any taxation laws of any jurisdiction (including Singapore); (ii) that the future or continued performance of a party’s obligations or the consummation of the transactions contemplated by the Reviewed Documents and/or the Offering will not contravene Singapore Laws, its application or interpretation if altered in the future; and (iii) with regard to the effect of any systems of law (other than Singapore Laws) even in cases where, under Singapore Laws, any foreign law should be applied, and we therefore assume that any applicable law (other than Singapore Laws) would not affect or qualify the opinions as set out below;

(b)	Singapore legal concepts are expressed in English terms; however, the concepts concerned may not be identical to the concepts described by the same English terms as they exist in the laws of other jurisdictions, this letter may, therefore, only be relied upon the express condition that any issues of the interpretation or liability arising hereunder will be governed by Singapore Laws; and

(c)	this letter speaks as of the date hereof, no obligation is assumed to update this letter or to inform any person of any changes of law or other matters coming to our knowledge and occurring after this date, which may, affect this letter in any respect.

4.	Opinion

Based on the foregoing and subject to the qualifications herein, we are of the opinion that the statements made in the Prospectus included in the Registration Statement under the captions “Enforceability of Civil Liabilities – Singapore” and “Regulatory Environment – Laws and Regulations Relating to our Business in Singapore” in so far as such statements constitutes summaries of Singapore legal matters referred to therein, fairly summarise the matters described therein.

5.	Qualifications

Our opinion above is subject to the following qualifications:

(a)	the courts of Singapore may not give full effect to an indemnity for legal costs if such cost is in respect of unsuccessful litigation brought before a Singapore court or where the court has itself made an order for costs, or for criminal or tortious acts;

(b)	the courts of Singapore may refuse to accept jurisdiction or stay proceedings in certain circumstances (for example, if there is an agreement to submit the matter for arbitration, if the matter concerned is res judicata, if litigation is pending in another forum on the same matter or if another forum is more convenient);

(c)	the rate of interest recoverable after judgment in the High Court of Singapore is limited to such rate as the High Court may order or in the absence of such order, to such rate as may be determined from time to time by the Chief Justice of the Court of Appeal of Singapore by order;

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(d)	we have made no investigation into, and do not express or imply any views on, the laws or regulations of any country other than Singapore or on any non-legal regulation or standard such as but not limited to accounting, financial or technical rules or standards;

(e)	we neither give nor imply any opinion as to any tax consequences of any transactions contemplated by the Offering;

(f)	except as may be expressly described herein, we have not undertaken any independent investigation to determine the existence or absence of any facts and no inference as to our knowledge of the existence or absence of such facts should be drawn from our serving as counsel in giving this letter;

(g)	we have not since 7 March 2022, up to the date of this letter, carried out any other enquiries, investigation, due diligence, review of documents, searches or participated in any other verification exercises whatsoever in relation to any of the matters set out in this letter.

6.	Conclusion

6.1.	Our opinion above is strictly limited to the matters expressly stated in this letter and does not apply by implication to other matters.

6.2.	This letter is addressed to the Issuer solely for their own benefit and is not to be (i) transmitted or relied upon by any other person or used for any other purpose; (ii) quoted or referred to in any public document or filed with any government or regulatory agency or stock or other exchange or any other person; or (iii) disclosed to any other person without our express prior written consent unless you are required to do so by any law, regulation or any governmental or competent regulatory authority or to produce a copy in court or arbitration proceedings relating to the Offering and save that a copy of this letter may be included in a closing set of documents or transaction bible if prepared in connection with the Offering. This letter is not to be relied upon by, nor do we accept any liability to anyone (even though they may have provided a copy to another person in accordance with the terms of this paragraph) without our express written consent.

Yours faithfully

Rajah & Tann Singapore LLP

Enc.

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